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                                                                    Exhibit 10.4


                             EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made by and between Gen-Probe Incorporated, a Delaware corporation ("EMPLOYER"), and Henry L. Nordhoff ("EMPLOYEE") as of June 17, 1994.

                               R E C I T A L S:

     WHEREAS, EMPLOYER and EMPLOYEE wish to set forth in this Agreement the terms and conditions under which EMPLOYEE is to be employed by EMPLOYER.

     NOW, THEREFORE, EMPLOYER and EMPLOYEE, in consideration of the mutual promises set forth herein, agree as follows:


                                  ARTICLE 1

                              TERM OF AGREEMENT

     1.1 Term. The term of this Agreement shall commence with EMPLOYEE's first day of employment on July 5, 1994 and shall continue until terminated pursuant to Article 6.


                                  ARTICLE 2

                              EMPLOYMENT DUTIES

     2.1 Title/Responsibilities. EMPLOYEE shall hold the positions of President and Chief Executive Officer of EMPLOYER, and shall have the powers and responsibilities consistent with such positions. Subject to the ultimate direction and

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management of EMPLOYER's Board of Directors, EMPLOYEE will have general charge of the day-to-day management and operations of EMPLOYER. EMPLOYEE shall also perform all duties which from time to time are assigned to him by EMPLOYER's Board of Directors, and shall provide the Board with periodic reports upon request.

     2.2 Directorship. At the pleasure of EMPLOYER's stockholder(s), EMPLOYEE agrees to serve as a Director on EMPLOYER's Board of Directors (and on such Board committees to which he may be appointed) at no additional compensation.

     2.3 Full Time Attention. EMPLOYEE shall perform his duties hereunder in a diligent and professional manner and devote substantially all of his business time and attention, best efforts, energy and skills to EMPLOYER during the time he is employed hereunder as President and Chief Executive Officer of EMPLOYER. During the term of this Agreement EMPLOYEE shall not serve or act as a shareholder (except passive holdings of less than 1% of the stock), employee, agent, consultant, officer, director, partner, representative or owner of any other business entity, nor (if it would require more than an insubstantial amount of time or attention) of any non-profit entity other than Global Kids, Inc..

     2.4 Compliance With Rules. EMPLOYEE shall comply with all applicable governmental laws, rules and regulations and with all of EMPLOYER's policies, rules and/or regulations applicable to the employees of EMPLOYER.

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                                   ARTICLE 3

                                  COMPENSATION

     3.1 Base Salary. EMPLOYER shall pay semi-monthly to EMPLOYEE a Base Salary which may from time to time be increased (but not decreased) by EMPLOYER's Board of Directors (or the Compensation Committee thereof). The annual Base Salary for the first year of this Agreement shall be $300,000. EMPLOYEE's initial annual salary review shall be on July 1, 1995 and thereafter (beginning with calendar 1995) shall be at the end of the calendar year, in accordance with EMPLOYER's timing of salary reviews for other officers.

     3.2 Bonus Compensation. In addition to the Base Salary provided above, EMPLOYER's Board of Directors may, in its sole discretion, pay EMPLOYEE an annual bonus pursuant to EMPLOYER's Executive Bonus Plan, as it may be amended from time to time; provided, that EMPLOYEE's bonus for calendar 1994 shall be $50,000.

     3.3 Relocation. In lieu of all other relocation expenses and signing bonuses, EMPLOYER shall pay EMPLOYEE $100,000 (non-accountable) on his first day of employment.

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                                   ARTICLE 4

                                FRINGE BENEFITS

     4.1 Plan Benefits. During the term of this Agreement, EMPLOYER agrees to provide EMPLOYEE with health and life insurance through and in accordance with its employee group health and life insurance plans as in effect from time to time.

     4.2 Other Benefits. EMPLOYEE shall be entitled during the term of this Agreement to all other fringe benefits made available from time to time by EMPLOYER to its executives generally and/or its employees generally.

     4.3 Expenses. EMPLOYER shall reimburse EMPLOYEE, not less often than monthly, for reasonable out-of-pocket business expenses incurred by EMPLOYEE in the course of his duties hereunder, upon submission by EMPLOYEE of appropriate expense account reports and substantiating receipts.

     4.4. Vacation. EMPLOYEE shall be entitled to paid vacation during the term of this Agreement in accordance with EMPLOYER's vacation accrual plan and policies (beginning at the 10-days-during-the-first-employment-year level).

     4.5 Life Insurance. EMPLOYER will obtain and pay for a term life insurance policy providing for payment of $1,000,000 or, in EMPLOYER's sole discretion, a greater amount, to EMPLOYEE's designated beneficiaries should EMPLOYEE die during the term of this Agreement. (This policy shall be in addition to coverage under EMPLOYER's group life insurance plan pursuant to
Section 4.1.)

     4.6 Disability Insurance. EMPLOYER will obtain and pay for a long-term disability insurance policy providing for payment at a rate of no less than $200,000

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per annum or, in EMPLOYER's sole discretion, a higher rate, to EMPLOYEE should
EMPLOYEE suffer a long-term disability during the term of this Agreement.

          4.7 AD&D Insurance. EMPLOYER will obtain and pay for an AD&D insurance policy providing for a benefit to EMPLOYEE (or his beneficiaries) of $400,000 (airplane) or $200,000 (automobile or walking) should EMPLOYEE suffer accidental death or accidental disability during the term of this Agreement.

          4.8 Club. During the term of this Agreement, EMPLOYER will pay EMPLOYEE's annual dues for membership in the Union League Club of New York City.


                                   ARTICLE 5

                               FORMER EMPLOYMENT

          5.1 No Conflict. EMPLOYEE represents and warrants that the execution and delivery by him of this Agreement, his employment by EMPLOYER and his performance of duties under this Agreement will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship, or any other contractual obligation.

          5.2 No Use of Prior Confidential Information. EMPLOYEE will not intentionally disclose to EMPLOYER or use on its behalf any confidential information belonging to any of his former employers, but during his employment by EMPLOYER he will use in the performance of his duties all information (but only such information) which is generally known and used by persons with training and experience comparable



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to his own or is common knowledge in the industry or otherwise legally in the public domain.



                                   ARTICLE 6

                                  TERMINATION

          6.1 Cause for Termination. Notwithstanding anything to the contrary herein, EMPLOYEE's employment and this Agreement shall terminate upon EMPLOYEE's death and may also be terminated by EMPLOYER upon written notification upon the occurrence of any of the following:

               a. EMPLOYEE's permanent disability, which shall be defined as EMPLOYEE's inability to perform, with or without reasonable accommodation, the essential functions of his position for any 100 business days within any continuous period of 200 days by reason of physical or mental illness or incapacity.

               b. EMPLOYEE being formally charged with the commission of a felony, or being convicted of a misdemeanor involving moral turpitude.

               c.   EMPLOYEE's demonstrable fraud or dishonesty.

               d. EMPLOYEE's use of alcohol, drugs or any illegal substance in such a manner as to interfere with the performance of his duties under this Agreement.

               e. EMPLOYEE's intentional, reckless or grossly negligent action detrimental to the best interest of the EMPLOYER, including any


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misappropriation or unauthorized use of EMPLOYER's property or improper disclosure of confidential information (but excluding any good faith exercise of business judgment).

          f. EMPLOYEE's failure to perform material duties under this Agreement if such failure has continued for 20 days after EMPLOYEE has been notified in writing by EMPLOYER of the nature of EMPLOYEE's failure to perform.

          g. EMPLOYEE's chronic absence from work for reasons other than illness.

     In the event that EMPLOYEE's employment is terminated pursuant to this
Section 6.1 of this Agreement, EMPLOYER's obligations under this Agreement shall immediately cease and EMPLOYEE will be entitled to no severance benefits or any other benefits under this Agreement.

     Termination pursuant to this Section 6.1 shall be without prejudice to any other right or remedy to which EMPLOYER may be entitled at law, in equity, or under this Agreement.

     6.2 Termination For Other Than Cause. EMPLOYER may terminate EMPLOYEE's employment and this Agreement at any time for any reason upon written notification to EMPLOYEE. If EMPLOYER so terminates pursuant to this Section
6.2 (i.e., none of the matters specified in Section 6.1 has occurred), EMPLOYER will pay EMPLOYEE the following severance benefit (and no more): (a) within seven days after such termination of employment, a lump sum equal to the sum of
(i) six months' Base Salary (at its then level), plus (ii) an amount equal to the amount EMPLOYEE would be required to pay under COBRA to continue his EMPLOYER health insurance for six

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months; provided, that such lump sum shall be reduced by applicable tax withholding; and (b) up to six monthly payments (each payable on the same day of the month as such termination of employment, beginning with the seventh month thereafter and continuing through the twelfth month, and each reduced by applicable tax withholding) each equal to the sum of (i) one month's Base Salary (at its level at the time of termination), plus (ii) an amount equal to the amount EMPLOYEE would be required to pay under COBRA to continue his EMPLOYER health insurance for one month; provided, however, that after EMPLOYEE obtains other employment no severance benefits pursuant to this subsection (b) shall be due or payable.

     6.3 No Severance Benefits Upon Resignation, Etc. EMPLOYEE will be entitled to no severance benefits and EMPLOYER shall have no further obligations under this Agreement if (a) EMPLOYEE resigns his employment during the term of this Agreement for any reason (other than a material breach by EMPLOYER of its obligations under this Agreement, in which case EMPLOYEE shall be entitled to the severance benefits stated in Section 6.2), (b) EMPLOYER terminates this Agreement and EMPLOYEE's employment upon the occurrence of any of the matters specified in Section 6.1, or (c) EMPLOYEE dies during the term of this Agreement.

                                   ARTICLE 7

                                  ARBITRATION

     7.1 Final and Binding Arbitration. Any controversy, claim or dispute between (a) a party to this Agreement, on the one hand, and (b) the other party to this


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Agreement and/or such second party's parents, subsidiaries or affiliates and/or any of their directors, officers, employees, agents, successors, assigns, heirs, executors, administrators, or legal representatives, on the other hand, arising out of, in connection with, or in relation to (v) the interpretation, validity, performance or breach of this Agreement, (w) EMPLOYEE's employment by EMPLOYER,
(x) any termination of such employment, (y) any claims for breach of contract or breach of the covenant of good faith and fair dealing, or (z) any claims of discrimination or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of EMPLOYEE's employment with EMPLOYER or its termination, shall, at the request of any party, be resolved to the exclusion of a court of law by binding arbitration in San Diego, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect as expressly modified by this Article 7 (but nonetheless the arbitration itself shall not be conducted under the auspices of such Association unless the parties shall expressly so agree). The only claims not covered by this Section 7.1 are claims for benefits under the workers' compensation laws or claims for unemployment insurance benefits, which will be resolved pursuant to those laws. Each of EMPLOYEE and EMPLOYER understands and agrees that the arbitration shall be instead of any civil litigation and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

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     7.2 Establishment of Forum. Arbitration shall be initiated by one party sending to the other a Notice of Arbitration, by registered or certified United States mail, which notice must contain a description of the dispute, the amount involved, and the remedy sought. Unless the parties agree on one arbitrator within ten days thereafter, a sole arbitrator shall be designated by the American Arbitration Association. The arbitration shall be held within 90 days after the mailing of the initiating notice, at a date, time and place determined (subject to this Agreement) by the arbitrator.

     7.3 Pre-Hearing Conference. The arbitrator shall schedule a pre-hearing conference to reach agreement or procedural matters, arrange for the exchange of information, obtain stipulations, and attempt to narrow the issues.

     7.4 Discovery. The parties agree to expedite the arbitration proceedings by eliminating discovery. Instead of discovery, the parties agree to the following exchange of information:

         a. Either party can make a written demand for lists of the witnesses to be called or the actual documents to be introduced at the hearing. The demand must be received prior to the pre-hearing conference.

         b. The lists and such documents must be served within fifteen days of the demand.

         c. Except as expressly provided in this Section 7.4, no depositions, interrogatories, or document production may be taken for discovery.



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     7.5  The Hearing.

          a. The parties must file briefs with the arbitrator at least three days before the hearing, specifying the facts each intends to prove and analyzing the applicable law.

          b. The parties have the right to representation by legal counsel throughout the arbitration proceedings.

          c. Judicial rules of evidence and procedure relating to the conduct at the hearing, examination of witnesses, and presentation of evidence do not apply. Any relevant evidence, including hearsay, shall be admitted by the arbitrator if it is the sort of evidence on which responsible persons are accustomed to rely on in the conduct of serious affairs, regardless of the admissibility of such evidence in a court of law.

          d. Subject to the discretion of the arbitrator, both sides at the hearing may call and examine witnesses for relevant testimony, introduce relevant exhibits or other documents, cross-examine or impeach witnesses who shall have testified orally on any matter relevant to the issues, and otherwise rebut evidence.

          e. Any party desiring a stenographic record may secure a court reporter to attend the proceedings. The requesting party must notify the other parties of the arrangements in advance of the hearing and must pay for the cost incurred.

          f.   Any party may request the oral evidence to be given under oath.


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     7.6  The Award.

          a. The decision shall be based on the evidence introduced at the hearing, including all logical and reasonable inferences therefrom. The arbitrator may grant any remedy or relief which is just and equitable. The arbitrator shall be empowered to award relief which is legal and/or equitable in nature, as appropriate.

          b. The award must be made in writing and signed by the arbitrator. It shall contain a concise statement of the reasons in support of the decision.

          c. The award must be mailed promptly to the parties, but no later than thirty (30) days from the closing of the hearing.

     7.7 Fees and Expenses. Each party must pay its pro rata share of the arbitrator's expenses and fees, together with other expenses of the arbitration incurred or approved by the arbitrator. Each party must pay its own attorney fees, witness fees and other expenses incurred by the party for its own benefit.

     7.8 Special Limitations Period. EMPLOYEE shall have ten days after receipt of notification of termination pursuant to Article 6, or knowledge of facts alleged to constitute some other breach of this Agreement, in which to submit a demand for arbitration to EMPLOYER. If EMPLOYEE fails to submit a demand for arbitration within said ten day period, such failure shall constitute an absolute bar to EMPLOYEE's institution of any arbitration proceeding (or any other kind of proceeding or court action) thereon.

     7.9 California Arbitration Statutes. Except to the extent expressly contradicted by this Agreement, the arbitration provisions of Section 1280 et seq. (Part 3,

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Title 9) (with the exception of Section 1283.05) of the California Code of
Civil Procedure shall be fully applicable to this Agreement. For purposes of California Code of Civil Procedure Section 1281.8 (relating to court issuance of provisional remedies), the parties agree that in any controversy, claim or dispute involving the protection of any intellectual property, it shall be conclusively presumed, if a party is otherwise entitled to have a court issue a provisional remedy, that the arbitration award to which the party may be entitled may be rendered ineffectual without such provisional remedy.

     Except for applications or other procedures to obtain provisional relief from a court as contemplated by California Code of Civil Procedure Section 1281.8 or any equivalent statute, if any controversy, claim or dispute within the scope of this Article 7 becomes the subject of a judicial action and, despite the other party's request for arbitration, for any reason remains the subject of a judicial action, all decisions of fact and law shall be determined by reference pursuant to Section 638 et seq. (Part 2, Title 8, Chapter 6) of the California Code of Civil Procedure. The parties shall designate to the court as referee a person determined by the parties in accordance with the provisions established for the selection of an arbitrator pursuant to this Agreement; but if an arbitrator is already selected pursuant to this Agreement the reference shall be to such arbitrator.

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                                   ARTICLE 8

                               GENERAL PROVISIONS

     8.1 Governing Law. This Agreement and the rights of the parties thereunder shall be governed by and interpreted under California law.

     8.2 Assignment. EMPLOYEE may not delegate, assign, pledge or encumber his rights or obligations under this Agreement or any part thereof.

     8.3 Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if it is in writing and is sent by registered or certified mail, postage prepaid, or personally delivered, to the following addresses, or to such other addresses as either party shall specify by giving notice under this section:

     TO EMPLOYER:        Chairman, Board of Directors
                         9880 Campus Point Drive
                         San Diego, CA 92121

         Copy to:        Hayden J. Trubitt
                         Brobeck, Phleger & Harrison
                         550 West C Street, Suite 1300
                         San Diego, CA 92101

 TO THE EMPLOYEE:        Henry L. Nordhoff
                         41 Little Brook Road
                         Wilton, CT 06897

     8.4 Amendment. This Agreement may be waived, amended or supplemented only by a writing signed by both of the parties hereto. To be valid, EMPLOYER's signature must be by a person specially authorized by EMPLOYER's Board of Directors to sign such particular document.

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     8.5  Waiver. No waiver of any provision of this Agreement shall be binding unless and until set forth expressly in writing and signed by the waiving party. To be valid, EMPLOYER's signature must be by a person specially authorized by EMPLOYER's Board of Directors to sign such particular document. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision, or a waiver of any contemporaneous breach of any other term or provision, or a continuing waiver of the same or any other term or provision. No failure or delay by a party in exercising any right, power, or privilege hereunder or other conduct by a party shall operate as a waiver thereof, in the particular case or in any past or future case, and no single or partial exercise thereof shall preclude the full exercise or further exercise of any right, power, or privilege. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein.

     8.6 Severability. All provisions contained herein are severable and in the event that any of them shall be held to be to any extent invalid or otherwise unenforceable by any court of competent jurisdiction, such provision shall be construed as if it were written so as to effectuate to the greatest possible extent the parties' expressed intent; and in every case the remainder of this Agreement shall not be affected thereby and shall remain valid and enforceable, as if such affected provision were not contained herein.



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     8.7  Headings. Article and section headings are inserted herein for convenience of reference only and in no way are to be construed to define, limit or affect the construction or interpretation of the terms of this Agreement.

     8.8 Drafting Party. The provisions of this Agreement have been prepared, examined, negotiated and revised by each party hereto, and no implication shall be drawn and no provision shall be construed against either party by virtue of the purported identity of the drafter of this Agreement, or any portion thereof.

     8.9 Entire Agreement. This Agreement, together with the Proprietary Information and Inventions Agreement, constitutes the entire agreement between the parties pertaining to the subject matter hereof and completely supersedes all prior or contemporaneous agreements, understandings, arrangements, commitments, negotiations and discussions of the parties, whether oral or written (all of which shall have no substantive significance or evidentiary effect). (The parties agree that the Confidential Disclosure Agreement dated June 2, 1994 shall not be superseded hereby.) Each party acknowledges, represents and warrants that he or it has not relied on any representation, agreement, understanding, arrangement or commitment which has not been expressly set forth in this Agreement. Each party acknowledges, represents and warrants that this Agreement is fully integrated and not in need of parol evidence in order to reflect the intentions of the parties. The parties specifically intend that the literal words of this Agreement shall, alone, conclusively determine all questions concerning the parties' intent.


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     IN WITNESS WHEREOF, the parties have executed and delivered this Employment
Agreement in San Diego, California as of the date first written above.

                                        GEN-PROBE INCORPORATED


                                        By:  /s/
                                            ------------------------------------
                                            Chief Operating Officer



                                        /s/        HENRY L. NORDHOFF
                                        ----------------------------------------
                                                   HENRY L. NORDHOFF


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